EXHIBIT 11

                          CASELLA WASTE SYSTEMS, INC.
                               Per Share Earnings
                                  (Unaudited)


Amounts in $1,000's, except for per share amounts

                                    Three months ended 10/31/97        Six months ended 10/31/97
                                    ---------------------------        --------------------------
                                    Actual           Pro Forma         Actual           Pro forma
                                    ------           ---------         ------           ---------
Net income after tax                $844             $1,456            $1,603           $2,826

Accretion of preferred stock
  and redeemable put warrants       ($923)                -            ($974)                -

Net income applicable to
  common shareholders               ($79)            $1,456            $629             $2,826

Number of primary common
   shares outstanding               7,745            10,479            7,725            10,459

Primary earnings per share          ($.01)           $.14              $.08             $.27

Number of fully diluted common
  shares outstanding                8,821            11,555            8,826            11,561

Fully diluted earnings per share    ($.01)           $.13              $.07             $.24
